Clark, Thomas & Winters
A PROFESSIONAL CORPORATION

TELEPHONE (512) 472-8800                                                                                                                                                         FAX (512) 474-1129

POST OFFICE BOX 1148
AUSTIN, TEXAS 78767

300 WEST 6th STREET, 15TH FLOOR
AUSTIN, TEXAS 78701

Exhibit 5.01

July 24, 2006

Entergy Louisiana, LLC
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

We have acted as local Texas counsel for Entergy Louisiana, LLC, a Texas limited liability company (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $100,000,000 in aggregate liquidation value of its Series A 6.95% Cumulative Preferred Membership Interests, $100 Liquidation Value (the "$100 Preferred Securities"), in connection with an offer by the Company to issue the $100 Preferred Securities in exchange for its Series A 6.95% Cumulative Preferred Membership Interests, $100 Liquidation Value, which are currently outstanding in the same aggregate liquidation amount, as described in the Registration Statement.

We, as your special Texas counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion. As to certain factual matters material to the opinions hereinafter expressed, we have relied, where such reliance is reasonable, upon representations contained in certificates of the Company or its officers and/or directors, on certificates of public officials, and on representations made by the Company in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the following opinions:

(1) The Company is a limited liability company duly organized and validly existing under the laws of the State of Texas.

(2) The $100 Preferred Securities, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued, fully paid, and non-assessable.

For purposes of the opinions expressed above, we have assumed (a) that the $100 Preferred Securities will be issued and delivered in compliance with appropriate action with regard to the issuance thereof by and before the Federal Energy Regulatory Commission and any other applicable regulatory body, state or federal, (b) that the $100 Preferred Securities will be issued and delivered in compliance with the Company's Articles of Organization and the Texas Business Corporation Act, and (c) that the $100 Preferred Securities will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Board of Directors of the Company or, if applicable, the Executive Committee thereof.

This opinion is limited to the laws of the State of Texas.

We express no opinion except as explicitly provided herein, and our opinions are based as of the date hereof and are based, in each case, upon existing laws and regulations effective as of the date hereof and assume the application of such laws and regulations to events that may occur after the date of this letter. We undertake no obligation (a) to advise you of changes that may come to our attention or that become effective after the date hereof or (b) to withdraw, reissue, or supplement the opinions expressed herein as a result of any subsequent change to relevant facts or applicable law or any discovery by us that any assumption or factual conclusion set forth in this letter was incorrect as of the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to our firm in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered to you solely in connection with the above-described matters. This opinion may not be relied on by you for any other purpose or relied on or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Clark, Thomas & Winters,
a Professional Corporation